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                                                                  Exhibit 3.1(d)

                              CERTIFICATE OF AMENDMENT

                                       OF THE

                            CERTIFICATE OF INCORPORATION

                                         OF

                             UNIVERSAL SELF CARE, INC.


     Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned, being the Chief Executive Officer of the Corporation, hereby certifies and sets forth as follows:

     FIRST:    The name of the Corporation is Universal Self Care, Inc. (the
"Corporation").

     SECOND:   The Certificate of Incorporation of the Corporation was filed by the Secretary of State on the 12th day of May, 1989.

     THIRD:    The Certificate of Incorporation is hereby amended to change the name of the Corporation and to increase the number of authorized shares of common stock, $.0001 par value per share, of the Corporation pursuant to Section 242 of the General Corporation Law.

     Article "FIRST" is hereby amended as follows:

          "FIRST"   The name of this corporation is Tadeo Holdings, Inc."

          The first paragraph of Article "FOURTH" is hereby amended as follows:

          "FOURTH   The aggregate number of shares of capital stock that may be issued by the corporation is One Hundred Ten Million (110,000,000) Shares consisting of One Hundred Million (100,000,000) shares of Common Stock par value $.0001 per share("Common Stock") and Ten Million (10,000,000) shares of Preferred Stock ("Preferred Stock)."


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     FOURTH:   The amendments to the Certificate of Incorporation herein
certified have been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Business Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned hereby signs his name this 2nd day of February, 1998.


                         -------------------------------------------
                         Brian D. Bookmeier, Chief Executive Officer













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